Exhibit 10.1

SOHU.COM Announces Signing of Non-Binding Term Sheet

for Strategic Investment in Sogou Search Business

BEIJING, CHINA, August 9, 2010 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, online games and wireless value-added services group, today announced that it has entered into a preliminary, non-binding term sheet for the possible sale to strategic investors, including Alibaba Group1 and Yunfeng Fund L.P.2 (collectively referred to as “Ali”), of a minority interest of preferred shares in Sohu’s Sogou online search business. The non-binding term sheet also contemplates that certain members of Sohu’s executive management, including Dr. Charles Zhang, Sohu’s Chairman and Chief Executive Officer, will participate in the transaction as investors. If the proposed transaction is completed, Sogou will use the net proceeds from investors to further develop its business.

Proposed terms would involve issuing Sogou shares to Ali and Dr. Charles Zhang’s investment fund, representing approximately 16 percent, respectively, of Sogou on a fully-diluted basis. Sohu would then maintain 68 percent of Sogou. The amount of the proposed investment and pricing were not announced. Sohu and Sogou would also establish a share incentive program for Sogou management and key employees as well as certain members of Sohu’s executive management. The non-binding term sheet is subject, among other things, to the proposed strategic investors’ satisfactory completion of due diligence and the parties’ negotiation, preparation, and execution of definitive investment documentation. Key pricing and other terms also are subject to approval by Sohu’s audit committee, which is composed solely of independent directors. Sohu’s audit committee and full board, with Dr. Charles Zhang abstaining, have given preliminary approval to the proposed transaction, subject to the completion and review of a third-party appraisal of the Sogou search business.

There can be no assurance that definitive investment documents will be entered into by the parties, or that the proposed transaction will be completed.

[1]	Alibaba Group is a family of Internet-based businesses that includes business-to-business international trade, online retail and payment platforms and data-centric cloud computing services.
[2]	A venture capital fund, started by Mr. Jack Ma and Mr. Feng Yu.

Safe Harbor Statement

This announcement may contain forward-looking statements. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the risk that the proposed investment transaction, which is non-binding on the parties, will be abandoned by the parties and never completed.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com.

Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. The Company’s massively multiplayer online role-playing game (MMORPG) subsidiary, Changyou.com (NASDAQ: CYOU), currently operates five online games, including the in-house developed Tian Long Ba Bu, one of the most popular online games in China, and the licensed Blade Online, Blade Hero 2, Da Hua Shui Hu and Zhong Hua Ying Xiong. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its fourteenth year of operation.

For investor and media inquiries, please contact:

In China:

Ms. Li Mei

Sohu.com Inc.

Tel: +86 (10) 6272-6596

E-mail: ir@contact.sohu.com

Mr. Chen Yuan Yuan

Christensen

Tel: +86 (10) 5971-2001

E-mail: ychen@ChristensenIR.com

In the United States:

Mr. Jeff Bloker

Christensen

Tel: +1 (480) 614-3003

E-mail: jbloker@ChristensenIR.com

6